Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Registration No. 333-105845 and Registration No. 333-119556) pertaining to the Wayne Savings 401(k) Retirement Plan, of our report dated June 27, 2008, on our audit of the statement of net assets available for benefits of Wayne Savings 401(k) Retirement Plan as of December 31, 2007, and the related statement of changes in net assets available for benefits for the year ended December 31, 2007, which report appears in the December 31, 2007, annual report on Form 11-K of Wayne Savings 401(k) Retirement Plan.

/s/BKD, LLP

Cincinnati, Ohio
June 27, 2008